Exhibit 99.1
EDITORIAL CONTACT:

Michele Drake
+1 408 345-8396
michele_drake@agilent.com

INVESTOR CONTACT:

Alicia Rodriguez
+1 408 345-8948
alicia_rodriguez@agilent.com

Agilent Technologies Announces New CEO Mike McMullen

SANTA CLARA, Calif., March 18, 2015 - Agilent Technologies Inc. (NYSE: A) today announced that Mike McMullen, president and chief operating officer of the company, has been elected chief executive officer by its board of directors, effective immediately. His appointment is part of Agilent’s previously announced CEO transition plan. McMullen succeeds William (Bill) Sullivan, who becomes a company advisor until he retires on Oct. 31, 2015.

“Bill Sullivan has been an extraordinary CEO over the past decade,” said James G. Cullen, chairman of Agilent’s board of directors. “Under his leadership, the company has been transformed from a diversified technology company to a highly focused leader in life sciences, diagnostics and applied markets.”

McMullen, 53, is Agilent’s third president and CEO since the company spun off from Hewlett-Packard Co. in 1999. He has more than 30 years with Agilent and Hewlett-Packard.

“Mike McMullen has already created strong momentum in taking the company forward,” Cullen said. “Since being named CEO-elect six months ago, he has built a new organizational structure and created compelling strategies that will create growth and value for our shareholders.”

“I am very excited about Agilent’s future and about leading Agilent’s exceptional team of employees,” said McMullen. “We are well positioned to capture new opportunities in our life sciences and diagnostics markets, and we have already made excellent progress in serving our customers in a more comprehensive, cohesive way through the recent launch of our Agilent CrossLab Group.”

“It is an honor to lead this amazing company as we help our customers develop solutions for some of the world’s most important challenges of the future,” he said.

McMullen joined Hewlett-Packard Co. in 1984 as a financial analyst in the Analytical Products Group. Since then he has served in various senior management positions. As president of Agilent’s Chemical Analysis Group from 2009 until 2014, he was responsible for companywide organizations in the chemical and energy, food and environmental markets, as well as the services and consumables business for the Chemical Analysis and Life Sciences groups.

He was appointed president, chief operating officer and CEO-elect in September 2014. In that role, he has been responsible for overseeing the company’s three businesses (Life Sciences and Applied Markets Group, Agilent CrossLab Group, and Diagnostics and Genomics Group); Order Fulfillment; and the global organization that houses IT, workplace services, global sourcing and logistics.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A), a global leader in life sciences, diagnostics and applied chemical markets, is the premier laboratory partner for a better world. Agilent works with customers in more than 100 countries, providing instruments, software, services and consumables for the entire laboratory workflow. Agilent generated revenues of $4.0 billion in fiscal 2014. The company employs about 12,000 people worldwide. Information about Agilent is available at www.agilent.com.

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